ONCOR ELECTRIC DELIVERY COMPANY
RATIO OF EARNINGS TO FIXED CHARGES
MILLIONS OF DOLLARS

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,
                                                                     --------------------
                                                                       2003       2002
EARNINGS:
   Net income (loss)                                                      113        136
   Add: Total federal income taxes (benefit)                               54         68
        Fixed charges (see detail below)                                  159        131
        Preferred dividends of subsidiaries                                 0          0
                                                                     --------   --------
          Total earnings                                                  326        335
                                                                     ========   ========

FIXED CHARGES:
   Interest expense (excludes capitalized interest)                       157        129
   Rentals representative of the interest factor                            2          2
   Distributions on preferred trust securities of subsidiaries              0          0
                                                                     --------   --------
        Fixed charges deducted from earnings                              159        131
   Preferred dividends of subsidiaries (pretax)                             0          0
                                                                     --------   --------
          Total fixed charges                                             159        131

   Preferred dividends of registrant (pretax)                               0          0

                                                                     --------   --------
        Fixed charges and preferred dividends                             159        131
                                                                     ========   ========

   RATIO OF EARNINGS TO FIXED CHARGES                                    2.05       2.56
                                                                     ========   ========

   RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED DIVIDENDS                                     2.05       2.56
                                                                     ========   ========